Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-4 of our report dated March 31, 2025, relating to the consolidated financial statements of LINKBANCORP, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ S.R. Snodgrass, P.C.

Conshohocken, Pennsylvania

January 26, 2026

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH

2009 Mackenzie Way • Suite 340	161 Washington Street • Suite 200	980 National Road	511 N. Fourth Street
Cranberry Township, PA 16066	Conshohocken, PA 19428	Wheeling, WV 26003	Steubenville, OH 43952
(724) 934-0344	(610) 278-9800	(304) 233-5030	(304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia